Filed Pursuant to Rule 433 Dated December 6, 2023 Registration No. 333-261476
The Bank of Nova Scotia Senior Note Program, Series A Equity Index Linked Securities
Market Linked Securities – Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the S&P 500® Index due January 4, 2027
Term Sheet to the Preliminary Pricing Supplement dated December 6, 2023

Summary of Terms
Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measure	S&P 500® Index (the “Index”) (Bloomberg Ticker: SPX)
Pricing Date*	December 27, 2023
Issue Date*	January 2, 2024
Face Amount (Original Offering Price)	$1,000 per security
Automatic Call Feature
If the closing level of the Index on any call date (including the final calculation day) is greater than or equal to the starting level, the securities will be automatically called for the face amount plus the call premium applicable to the relevant call date.

Call Dates* and Call Premiums	Call Date†	Call Premium††
	January 2, 2025	At least 8.00% of the face amount
	January 2, 2026	At least 16.00% of the face amount
	December 29, 2026 (the “final calculation day”)	At least 24.00% of the face amount
† Subject to postponement †† The actual call premium applicable to each call date will be determined on the pricing date.
Call Settlement Date	Three business days after the applicable call date, subject to postponement; provided that the call settlement date for the last call date is the stated maturity date.
Maturity Payment Amount (per security)
If the securities are not automatically called on any call date (including the final calculation day):
•   if the ending level is less than the starting level and greater than or equal to the threshold level: $1,000; or
•    if the ending level is less than the threshold level: $1,000 minus:
)

Stated Maturity Date*	January 4, 2027, subject to postponement
Starting Level	The closing level of the Index on the pricing date
Ending Level	The closing level of the Index on the final calculation day
Threshold Level	90% of the starting level
Buffer Amount	10.00%
*	Subject to change.
**
In respect of certain securities, we may pay a fee of up to $2.50 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**
Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).
WFS will receive a discount of up to 2.575%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.00%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06417YXY0 / US06417YXY03
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.
If the securities priced today, the estimated value of the securities would be between $928.98 (92.898%) and $958.98 (95.898%) per $1,000 face amount. See “Estimated Value of the Securities” in the preliminary pricing supplement.
Hypothetical Payout Profile***
*** Assumes the call premiums are equal to the minimum of their call premiums specified herein.
If the securities are not automatically called and the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.
Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date exceeds the starting level by significantly more than the percentage represented by such call premium. You will not participate in any appreciation of the Index beyond the applicable call premium.
Preliminary pricing supplement:
http://www.sec.gov/Archives/edgar/data/9631/000114036123056486/ef20016125_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.
This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, product supplement, underlier supplement, prospectus supplement, and prospectus.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.
Risks Relating To The Securities Generally
•
If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 90%, Of The Face Amount Of Your Securities At Stated Maturity.

•	No Periodic Interest Will Be Paid On The Securities.
•	The Potential Return On The Securities Is Limited To The Call Premium.
•	You Will Be Subject To Reinvestment Risk.
•	A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Call Date Is Postponed.
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
•	Your Investment Is Subject To The Credit Risk Of The Bank.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.
•	The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.
•	The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.
•	The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.
•	If The Level Of The Index Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
•	The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.
•	The Securities Lack Liquidity.
Risks Relating To The Index
•	The Index Reflects Price Return Only And Not Total Return.
•
Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Index.
•	Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.
•	Changes That Affect An Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•
We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index (Except To The Extent Wells Fargo & Company (The Parent Company Of Wells Fargo Securities) Is Included In The Index).

•	We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.
Risks Relating To Hedging Activities And Conflicts Of Interest
•
A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

•
Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

•	Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.
•
The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

•	Other Investors In The Securities May Not Have The Same Interests as You.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
•
The Tax Consequences Of An Investment In The Securities Are Unclear: Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.